Exhibit 99.1
FOR IMMEDIATE RELEASE
Wyndham Worldwide extends exchange offer for 6.00% Senior Notes
PARSIPPANY, N.J. (June 8, 2007) — Wyndham Worldwide Corporation (NYSE:WYN) (the “Company”) announced today the extension of its offer to exchange $800,000,000 aggregate principal amount of the Company’s 6.00% Senior Notes due 2016 (the “Old Notes”) for $800,000,000 aggregate principal amount of the Company’s new 6.00% Senior Notes due 2016 that have been registered under the Securities Act of 1933, as amended. The exchange offer is now scheduled to expire at 5:00 p.m., New York City time, on June 11, 2007.
The extension of the exchange offer has been made to allow holders of outstanding Old Notes who have not yet tendered their Old Notes for exchange to do so.
As of 5:00 p.m., New York City time, on June 8, 2007, which was the original expiration date for the exchange offer, 98.75% of the outstanding principal amount of the Old Notes had been validly tendered and not withdrawn pursuant to the exchange offer. Other than the extension described herein, all of the terms of the exchange offer remain unchanged.
This announcement does not constitute an offer to sell or buy any security or a solicitation of any offer to buy securities. The exchange offer is made by means of a prospectus dated May 9, 2007, which has been filed with the U.S. Securities and Exchange Commission.
About Wyndham Worldwide Corporation
As one of the world’s largest hospitality companies, Wyndham Worldwide offers individual consumers and business-to-business customers a broad suite of hospitality products and services across various accommodation alternatives and price ranges through its premier portfolio of world-renowned brands. Wyndham Hotel Group encompasses almost 6,500 franchised hotels and over 539,000 hotel rooms worldwide. RCI Global Vacation Network offers its more than 3.4 million members access to over 60,000 vacation properties located in approximately 100 countries. Wyndham Vacation Ownership develops, markets and sells vacation ownership interests and provides consumer financing to owners through its network of approximately 150 vacation ownership resorts serving over 800,000 owners throughout North America, the Caribbean and the South Pacific. Wyndham Worldwide, headquartered in Parsippany, N.J., employs more than 30,000 employees globally.
For more information about Wyndham Worldwide, please visit the Company’s web site at www.wyndhamworldwide.com.

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Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The forward-looking statements contained in this press release include statements related to the extension of the exchange offer. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, it undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investor contact:	Press contact:

Margo C. Happer	Betsy O’Rourke
Senior Vice President, Investor Relations	Senior Vice President, Marketing and Communications
Wyndham Worldwide Corporation	Wyndham Worldwide Corporation
(973) 753-6472	(973) 753-7422
Margo.Happer@wyndhamworldwide.com	Betsy.O’Rourke@wyndhamworldwide.com

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